Exhibit 99.1

Executives Offices Jim Connor Vice President and Chief Financial Officer

June 24, 2010
JPMorgan Chase Bank, N.A.

1300 East Ninth Street, 13th Floor
Cleveland, Ohio 44114
Attention: Matthew Brewer

Re:	CREDIT AGREEMENT, dated as of March 20, 2008 (as amended from time to time, the “Credit Agreement”). among TECUMSEH PRODUCTS COMPANY (the “Borrower”), the other Loan Parties party hereto, the lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Ladies/Gentlemen:

The Borrower hereby irrevocably terminates all Commitments and any other obligations of Chase (all references to Chase shall be deemed references to Chase individually and in any other capacity under the Credit Agreement, whether as a Lender, the Swingline Lender, the Issuing Bank or Chase) to make any Loans or issue any Letters of Credit under the Credit Agreement, and by signing below the Borrower and Chase agree that all Commitments and any such other obligations are irrevocably terminated as of the date hereof, notwithstanding anything in the Credit Agreement to the contrary. The Borrower agrees to pay Chase on the date hereof the following amounts: (a) $8,679.36 for Letter of Credit fees accrued through the date hereof and (b) $6,414.96 for commitment fees accrued through the date hereof. Additionally, the Borrower shall promptly pay any costs and expenses of the Lender and any other amounts that may be incurred in connection with the Credit Agreement. Without limiting the foregoing, the Borrower agrees that letter of credit fees on the existing Letters of Credit shall continue to accrue at the rate set forth in the Credit Agreement and be payable in accordance with the terms of the Credit Agreement until the expiry or other termination of such existing Letters of Credit.

The Borrower acknowledges that Letters of Credit under the Credit Agreement and Swap Obligations remain outstanding and that Chase and its Affiliates may, but without any obligation to do so, continue to provide certain Banking Services to the Borrower and its Subsidiaries. The Borrower hereby grants a security interest to Chase and its Affiliates, to secure all obligations under any such Letters of Credit, all Banking Services Obligations, all Swap Obligations and all other obligations of the Borrower or its Subsidiaries to Chase and its Affiliates now existing or hereafter arising, in cash or cash equivalents acceptable to Chase (the “Cash Collateral”) in an amount equal to $8,860,000.00. Chase shall have the right to require that the Borrower deliver additional Cash Collateral if Chase determines at any that the Cash Collateral allocable by it to Banking Services Obligations is less 105% of the then outstanding Banking Services Obligations, and the Borrower agrees to deliver such additional Cash Collateral to make up such shortfall promptly upon the request of Chase. The Cash Collateral shall be paid by the Borrower to Chase on the date hereof. The Borrower agrees that the Cash Collateral may be used at any time by Chase or any of its affiliates, branches or offices at any time and from time to time to pay any of the obligations or liabilities secured thereby. The Borrower shall have no ability to withdraw, or have any other control over, the Cash Collateral, and the Borrower acknowledges that Chase and its Affiliates shall have sole control over the Cash Collateral and the Borrower shall execute such pledge agreements and other collateral documents required by Chase to further evidence the granting of such lien and security interest in the Cash Collateral. Chase or any of its Affiliates may deposit the Cash Collateral in any account (including without limitation a non-interest bearing account) with any of them, and any interest or other proceeds, if any, thereof shall be maintained as part of the Cash Collateral. Upon the earlier of such date agreed to by Chase or the date thirty days after (i) all Letters of Credit and Swap Agreements have expired or been terminated, (ii) all obligations under any such Letters of Credit, all Banking Services Obligations, all Swap Obligations and all other obligations of the Borrower or its Subsidiaries to Chase and its Affiliates have been paid in full and (iii) all Banking Services of Chase and its Affiliates are closed, Chase will pay to the Borrower any remaining balance of the Cash Collateral.

1136 Oak Valley Drive,
Ann Arboer, MI 48108

Upon the execution of this letter by the Borrower and Chase, and the delivery to Chase by the Borrower of the Cash Collateral and such pledge agreements and other collateral documents required by Chase to further evidence the granting of such lien and security interest in the Cash Collateral, Chase shall release the existing liens and security interests under the Collateral Documents (but is not releasing the liens and security interests in the Cash Collateral). The Borrower agrees to indemnify and hold harmless Chase for all reasonable legal fees and expenses of Chase relating to the release of the Collateral or otherwise in connection with the Credit Agreement or the Collateral. The Borrower shall be liable for all costs and expenses, including legal fees, of Chase and the Lenders in enforcing this payoff letter and all reasonable costs and expenses, including legal fees, otherwise incurred by Chase at any time in connection herewith. The Borrower represents that it is not aware of any claims or causes of action of it or any of its Subsidiaries against Chase, and hereby releases the Chase from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof.

This letter may be executed in any number of counterparts, and signatures sent by telecopy or other electronic transmission shall be enforceable as originals. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. Your signature below shall evidence your agreement with the foregoing.

Very truly yours,

TECUMSEH PRODUCTS COMPANY

By /s/ James J Connor
Name: James J Connor
Title: VP Finance

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N.A.

By /s/ Matthew A Brewer
Name: Matthew A Brewer
Title: Vice President

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